                                           Registration No.
                                                             -----------------



                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933

                              EASTERN ENTERPRISES
             (Exact name of registrant as specified in its charter)

          Massachusetts                               04-1270730
  (State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)

                 9 Riverside Road, Weston, Massachusetts 02193
              (Address of principal executive offices) (zip code)

                   EASTERN ENTERPRISES 1995 STOCK OPTION PLAN
                            (Full title of the Plan)

    WALTER J. FLAHERTY                         L. WILLIAM LAW, JR., ESQ.
 Senior Vice President and                   Senior Vice President, General
  Chief Financial Officer                         Counsel and Secretary
     Eastern Enterprises                            Eastern Enterprises
      9 Riverside Road                               9 Riverside Road
  Weston, Massachusetts  02193                Weston, Massachusetts  02193
                    (Name and address of agents for service)

                                 (617) 647-2300
         (Telephone number, including area code, of agents for service)





                                                  CALCULATION OF REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------------------------------
      Title of securities         Amount to be       Proposed maximum              Proposed maximum             Amount of
        to be registered           registered      offering price per share     aggregate offering price     registration fee
- -----------------------------------------------------------------------------------------------------------------------------------
     Common Stock (Par Value
     $1.00 Per Share) with         1,000,000                $29.5625<F1>               $29,562,500<F1>              $10,194
     related Common Stock
     Purchase Rights
- -----------------------------------------------------------------------------------------------------------------------------------

<F1> Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(h) and based on the average of the high and low prices of the Common Stock on April 21, 1995, as reported in The Wall Street Journal report of New York Stock Exchange Composite Transactions.


                                                                 April 27, 1995
                            Exhibit Index on Page 8
                           Total Number of Pages: 12

          Part II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



Item 3.  Incorporation of Documents by Reference.


         The following documents and information filed with the Commission are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act").

         (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by such Annual Report.

         (c) The description of the Registrant's Common Stock contained in the Amendment on Form 8, dated May 22, 1991, to the Registrant's Registration Statement on Form 8-A, File No. 1-2297, dated November 6, 1950, and the description of the Registrant's Common Stock Purchase Rights contained in the Registrant's Registration Statement on Form 8-A, dated March 1, 1990, both filed pursuant to Section 12(b) of the 1934 Act, including any amendment or report filed for the purpose of updating such descriptions.

         All reports and other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.


Item 6.  Indemnification of Directors and Officers.


         Article 19 of the Declaration of Trust of the Registrant provides in relevant part as follows:

         "No Trustee, officer or agent of this trust shall be liable except for acts or failures to act which at the time would impose liability on him if this trust were a Massachusetts business corporation and he were a director, officer or agent thereof respectively. This trust shall indemnify each of its Trustees and officers against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, including but not limited to derivative suits (to the extent permitted by law), in which he may be involved or with which he may be threatened, while in office or thereafter, except with respect to any matter as to which he shall have been adjudicated to have acted in bad faith or not to have acted in good faith in the reasonable belief that his action was in the best interests of this trust or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such plan, provided, however, that as to any matter disposed of by a compromise payment by such Trustee or officer pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of this trust, after notice that it involves such indemnification: (a) if no change of control has occurred, (i) by a disinterested majority of the Trustees then in office or (ii) by a majority of the disinterested Trustees then in office or by the Shareholders, provided that this trust shall have received a written opinion of independent legal counsel to the effect that such Trustee or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of this trust; or (b) if a change of control shall have occurred, by an opinion in writing of independent legal counsel to the effect that such Trustee or officer appears to have acted in good faith in the reasonable belief that his action was in the best interests of this trust. The rights accruing to any Trustee or officer under these provisions shall not exclude any other right to which he may be lawfully entitled; provided, however, that no Trustee or officer may satisfy any rights of indemnity or reimbursement granted herein or to which he may be otherwise entitled except out of the trust estate, and no Shareholder shall be personally liable to any person with respect to any claim for indemnity or reimbursement or otherwise. The Trustees may make advance payments in connection with indemnification under this Article 19, provided that any such indemnified Trustee or officer shall have given a written undertaking to reimburse this trust in the event that it is subsequently determined that he is not entitled to such indemnification, which undertaking shall be accepted without reference to the financial ability of the recipient to make such reimbursement. If in an action, suit or proceeding brought by or in right of this trust, a Trustee is not held liable, whether because relieved of liability under this Article 19 or otherwise, such Trustee shall be deemed to have been entitled to indemnification for expenses incurred in defense of said action, suit or proceeding.

                                     * * *

         As used in this Article 19:

         (i) The term "officer" includes (a) persons who serve at the request of this trust as directors, officers or trustees of another organization and (b) employees of this trust and its subsidiaries who serve in any capacity with respect to employee benefit plans. All directors, officers and trustees of wholly-owned subsidiaries of this trust shall be deemed to serve at the request of this trust.

         (ii) An "interested" Trustee is one against whom in such capacity the proceeding in question or another proceeding on the same or similar grounds is then pending.

         (iii) A "change in control" occurs when: (a) any individual, corporation, association, partnership, joint venture, trust or other entity or association thereof acting in concert (excluding any employee benefit plan, dividend reinvestment plan or similar plan of this trust, or any trustee thereof acting in such capacity) acquires more than 20% of this trust's outstanding shares of Common Stock, whether in whole or in part, by means of an offer made publicly to the holders of all or substantially all of the outstanding shares of Common Stock to acquire shares of Common Stock for cash, other property, or a combination thereof or by any other means, unless the transaction is consented to by vote of a majority of the Continuing Trustees; or (b) Continuing Trustees cease to constitute a majority of the Trustees.

         (iv) The term "Continuing Trustee" shall mean any Trustee of this trust who (a) was a Trustee of this trust on the later of January 1, 1988 or the date the Trustee or officer seeking indemnification first became such or (b) was recommended for his initial term of office by a majority of Continuing Trustees in office at the time of such recommendation.

         Nothing contained in this Article 19 shall (i) limit the power of this trust to indemnify employees and agents of this trust or its subsidiaries other than Trustees and officers on any terms it deems appropriate not prohibited by law, (ii) limit the power of this trust to indemnify Trustees and officers for expenses incurred in suits, actions, or other proceedings initiated by such Trustee or officer of this trust, or (iii) affect any rights to indemnification to which personnel of this trust other than Trustees and officers may be entitled by contract or otherwise. The rights provided in this Article 19 shall not be exclusive of or affect any other right to which any Trustee, officer or agent of this trust may be entitled and such rights shall inure to the benefit of his successors, heirs, executors, administrators and other legal representatives. Such other rights shall include all powers, immunities and rights of reimbursement which would be allowable under the laws of The Commonwealth of Massachusetts were this trust a business corporation organized under such laws."

         Section 67 of Chapter 156B of the Massachusetts General Laws provides that, subject to certain limitations, indemnification of directors and officers of a Massachusetts business corporation may be provided to the extent specified or authorized by its articles of organization or by-laws.

         The Registrant maintains an insurance policy on behalf of itself and its subsidiaries, and on behalf of the respective trustees, directors and officers thereof, covering certain liabilities which may arise as a result of the actions or omissions of said trustees, directors and officers.

Item 8.  Exhibits.


         The list of exhibits is as follows:

         Exhibit No.

         4          The Eastern Enterprises 1995 Stock Option Plan (filed as
                    Exhibit 10.9 to the Annual Report of the Registrant on Form 10-K, File No. 1-2297, for the fiscal year ended December 31, 1994 and incorporated herein by reference).

         5          Opinion of L. William Law, Jr., Esq.

         23.1       Consent of Arthur Andersen LLP.

         23.2 Consent of L. William Law, Jr., Esq., to the filing of his opinion as an exhibit to this Registration Statement is included in Exhibit 5.

          24        Power of Attorney.



Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that clauses (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein;

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Reference is hereby made to the Declaration of Trust establishing Eastern Enterprises dated July 18, 1929, as amended, a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts. The name "Eastern Enterprises" refers to the Trustees under said Declaration as Trustees and not personally; and no Trustee, shareholder, officer or agent of Eastern Enterprises shall be held to any personal liability in connection with the affairs of said Eastern Enterprises, but the trust estate only is liable.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Weston, Commonwealth of Massachusetts, on the 27th day of April, 1995.
                              EASTERN ENTERPRISES

                           By: /s/ Richard R. Clayton
                               --------------------------------------
                               Richard R. Clayton,
                               President and Chief Operating Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 27th day of April, 1995.



/s/ J. Atwood Ives            Chairman and Chief Executive Officer; Trustee
- --------------------------
J. Atwood Ives


/s/ Walter J. Flaherty        Senior Vice President and Chief Financial Officer
- --------------------------
Walter J. Flaherty


/s/ James J. Harper           Vice President and Controller
- --------------------------      (Principal Accounting Officer)
James J. Harper


/s/ Richard R. Clayton
- ---------------------------
Richard R. Clayton, Trustee


/s/ Samuel Frankenheim                      /s/ Leonard R. Jaskol
- ----------------------------                ----------------------------
Samuel Frankenheim, Trustee                 Leonard R. Jaskol, Trustee


/s/ Dean W. Freed                           /s/ Thomas W. Jones
- -----------------------------               ----------------------------
Dean W. Freed, Trustee                      Thomas W. Jones, Trustee


/s/ Robert P. Henderson                     /s/ Rina K. Spence
- ------------------------------              ----------------------------
Robert P. Henderson, Trustee                Rina K. Spence, Trustee

                                 EXHIBIT INDEX





                                                                   Page Number
                                                                  in Sequential
                                                                    Numbering
Exhibit                                                              System



4        The Eastern Enterprises 1995 Stock Option Plan
         (incorporated by reference)

5        Opinion of L. William Law, Jr., Esq.                           9


23.1     Consent of Arthur Andersen LLP.                               11


23.2 Consent of L. William Law, Jr., Esq., to the filing of his opinion as an exhibit to this Registration Statement is included in Exhibit 5.


24       Power of Attorney.                                            12